Exhibit 1

PRESS RELEASE

British American Tobacco Announces $2 billion Debt Tender Offer

London, United Kingdom; September 22, 2020 – British American Tobacco p.l.c. (“BAT”) announces today that B.A.T Capital Corporation, a corporation incorporated in the State of Delaware (“BATCAP”), B.A.T. International Finance p.l.c., a public limited company incorporated under the laws of England and Wales (“BATIF”), and Reynolds American Inc., a corporation incorporated in the State of North Carolina (“RAI” and together with BATCAP and BATIF, the “Offerors”), wholly owned subsidiaries of BAT, have commenced debt tender offers to purchase (the “Tender Offer”) the debt securities listed in the table below (collectively, the “Securities”), for an aggregate purchase price (excluding accrued and unpaid interest) for all Offerors and all series of Securities of up to $2 billion in cash (as such amount may be increased or decreased pursuant to the Offer to Purchase (as defined below), the “Maximum Tender Amount”).

SECURITIES SUBJECT TO THE TENDER OFFER

Issuer of Security / Applicable Offeror	Title of Security	Principal Amount Outstanding	CUSIP/ISIN	Acceptance Priority Level	Early Tender Premium(1)	Reference Security	Bloomberg Reference Page/Screen	Fixed Spread (basis points)	Total Consideration (1)(2)(4)	Hypothetical Total Consideration (1)(2)(4)(5)	Sub-Cap(6)
BATIF	3.500% Guaranteed Notes due 2022	$500,000,000	05530QAL4/ US05530QAL41/G08820CJ2/ USG08820CJ26	1	$30	0.125% U.S. Treasury due Aug 31, 2022	PX4	20	To be determined as described herein	$1,053.17	N/A
RAI	3.250% Senior Notes due 2022	$158,484,000	761713AX4/ US761713AX48	2	$30	0.125% U.S. Treasury due Aug 31, 2022	PX4	25	To be determined as described herein	$1,058.84	N/A
BATCAP	2.764% Notes due 2022	$2,250,000,000	05526DAV7/ US05526DAV73	3	$30	0.125% U.S. Treasury due Aug 31, 2022	PX4	30	To be determined as described herein	$1,041.01	N/A
BATIF	3.250% Guaranteed Notes due 2022	$900,000,000	05530QAF7/ US05530QAF72/G08820BX2/ USG08820BX29	4	$30	0.125% U.S. Treasury due May 31, 2022	PX4	30	To be determined as described herein	$1,046.51	N/A
RAI	4.000% Senior Notes due 2022	$1,000,000,000	761713BF2/ US761713BF23	5	$30	1.750% U.S. Treasury due June 15, 2022	PX4	30	To be determined as described herein	$1,059.37	N/A
BATIF	6.000% Guaranteed Notes due 2022	£250,000,000	XS0436059843	6	£30	4.000% UK Treasury due March 7, 2022	FIT GLT0-10	55	To be determined as described herein	£1,095.38	$100 million
BATIF	3.625% Guaranteed Notes due 2021	€600,000,000	XS0704178556	7	€30	N/A	N/A	N/A	€1,041.68(3)	N/A	$100 million

(1)	Per $1,000, £1,000 or €1,000, as applicable, principal amount of Securities validly tendered at or prior to the Early Tender Deadline and accepted for purchase.

(2)
For the avoidance of doubt, the Early Tender Premium is included within the Total Consideration (which, in the case of all Securities, except for the 2021 Euro BATIF Notes, will be calculated using the Fixed Spread over the relevant Reference Yield as described herein), and is not in addition to the Total Consideration.

(3)
Assuming an Early Settlement Date of October 8, 2020, the Total Consideration for the 2021 Euro BATIF Notes represents a yield to the maturity date of the 2021 Euro BATIF Notes of -0.20%, and is equivalent to the value of all remaining payments of principal and interest on the 2021 Euro BATIF Notes to but excluding the scheduled maturity date of the 2021 Euro BATIF Notes, discounted to the Early Settlement Date at a discount rate equal to -0.20%. The yield to the maturity date corresponding to the Total Consideration for the 2021 Euro BATIF Notes would represent a lower (i.e., more negative) yield if the Early Settlement Date were to be later than October 8, 2020. This information is provided for illustrative purposes only and should not be relied upon for any other purpose.

(4)	Total Consideration will be determined by taking into account the par call date for the 2022 BATCAP Notes.

(5)	Hypothetical Total Consideration as of 10:00 a.m., New York City time, on September 21, 2020 and assuming an Early Settlement Date of October 8, 2020.

(6)
To determine whether the Maximum Tender Amount or any Sub-Cap has been reached, we will convert the applicable purchase price payable with respect to the Sterling Securities and Euro Securities validly tendered into U.S. Dollars using the applicable exchange rate set forth under “The Terms of the Offer - Maximum Tender Amount; Sub - Caps; Acceptance Priority Levels and Proration.” in the Offer to Purchase.

The amount of each series of Securities that is purchased will be determined in accordance with the acceptance priority levels specified in the table above (the “Acceptance Priority Level”), with 1 being the highest Acceptance Priority Level and 7 being the lowest Acceptance Priority Level, subject to the Maximum Tender Amount and, with respect to the 2022 Sterling BATIF Notes, a maximum aggregate purchase price of $100 million (excluding accrued and unpaid interest) (the “2022 Sterling BATIF Notes Sub-Cap”) and, with respect to the 2021 Euro BATIF Notes, a maximum aggregate purchase price of $100 million (excluding accrued and unpaid interest) (the “2021 Euro BATIF Notes Sub-Cap” and, together with the 2022 Sterling BATIF Notes Sub-Cap, the “Sub-Caps”).

The Tender Offer is being made upon and is subject to the terms and conditions set forth in the Offer to Purchase, dated September 22, 2020, including the Financing Condition (as defined below).  The Tender Offer will expire at 11:59 p.m., New York City time, on October 20, 2020, unless extended or earlier terminated (the “Expiration Date”).  Tenders of Securities may be withdrawn at any time at or prior to 5:00 p.m., New York City time, on October 5, 2020, but may not be withdrawn thereafter, unless the Offerors are required by applicable law to permit withdrawal.

As regards the Securities denominated in U.S. Dollars and Sterling, the applicable Total Consideration or Tender Offer Consideration to be paid for each series of Securities accepted for purchase will be determined at 10:00 a.m., New York City time, on the business day following the Early Tender Deadline (as it may be extended, the “Price Determination Date”), which is expected to be October 6, 2020. The applicable Total Consideration or Tender Offer Consideration to be paid for the Securities denominated in U.S. Dollars and Sterling will be determined in the manner described in the Offer to Purchase by reference to the applicable fixed spread over the yield to maturity based on the bid side price of the applicable Reference Security specified in the table above, and the Total Consideration or Tender Offer Consideration to be paid for the Securities denominated in Euro will be a fixed amount as set forth in the table above.

Holders of Securities who validly tender and not withdraw their Securities at or prior to 5:00 p.m., New York City time, on October 5, 2020 (unless extended, the “Early Tender Deadline”) and whose Securities are accepted for purchase will receive the applicable Total Consideration, which includes the applicable early tender premium specified in the table above (the “Early Tender Premium”).  Holders of Securities who validly tender their Securities following the Early Tender Deadline and at or prior to the Expiration Date and whose Securities are accepted for purchase will only receive the applicable “Tender Offer Consideration,” which is equal to the applicable Total Consideration minus the applicable Early Tender Premium.

The applicable Total Consideration or Tender Offer Consideration for Securities denominated in U.S. Dollars, Sterling and Euro will be paid in U.S. Dollars, Sterling and Euro, respectively.  Acceptance of Notes with reference to the Maximum Tender Amount and each Sub-Cap will be determined subject to the currency conversion methods described in the Offer to Purchase.

In addition to the applicable Total Consideration or Tender Offer Consideration, as the case may be, accrued and unpaid interest from and including the most recent interest payment date applicable to the relevant series of Securities up to, but not including, the applicable Settlement Date will be paid in cash on all validly tendered Securities accepted for purchase.

Even if the Maximum Tender Amount is not reached as of the Early Tender Deadline, subject to the Sub-Caps, Securities validly tendered and not validly withdrawn at or prior to the Early Tender Deadline will be accepted for purchase in priority to Securities tendered following the Early Tender Deadline even if such Securities tendered following the Early Tender Deadline have a higher Acceptance Priority Level than Securities tendered at or prior to the Early Tender Deadline.

Securities of a series may be subject to proration if the aggregate principal amount of the Securities of such series validly tendered and not validly withdrawn would cause the Maximum Tender Amount or any applicable Sub-Cap to be exceeded.  Furthermore, if the Maximum Tender Amount is reached as of the Early Tender Deadline, holders who validly tender Securities following the Early Tender Deadline will not have any of their Securities accepted for purchase unless the Maximum Tender Amount is increased. If the relevant Sub-Cap is reached as of the Early Tender Deadline, holders who validly tender 2022 Sterling BATIF Notes or 2021 Euro BATIF Notes following the Early Tender Deadline will not have any such Securities accepted for purchase unless the applicable Sub-Cap is increased.

Each Offeror’s obligation to accept for payment and pay for the Securities validly tendered in the Tender Offer is subject to the satisfaction or waiver of the conditions described in the Offer to Purchase, including (i) the completion by BATCAP and BATIF prior to the Early Settlement Date (which is expected to be October 8, 2020) or the Expiration Date, as applicable, of one or more offerings of debt securities that result in aggregate net proceeds of at least $2 billion, on terms and subject to conditions satisfactory to the Offerors in their sole discretion, and (ii) the Offerors having available funds sufficient to pay (x) the applicable Total Consideration or the applicable Tender Offer Consideration, and the applicable accrued but unpaid interest, with respect to validly tendered Securities for an aggregate purchase price of up to the Maximum Tender Amount, and (y) all fees and expenses related to the Tender Offer (collectively, the “Financing Condition”).

The Offer is being undertaken to optimize BAT Group’s debt capital structure. Securities that are accepted in the Offer will be purchased by the applicable Offeror and retired and canceled and will no longer remain outstanding obligations of the applicable Offeror.

Payment for Securities that are validly tendered and not validly withdrawn at or prior to the Early Tender Deadline and accepted for purchase will be made as soon as reasonably practicable following the Early Tender Deadline (such date, the “Early Settlement Date”). The Offerors expect that the Early Settlement Date will be October 8, 2020, the second business day after the Price Determination Date. Payment for Securities that are validly tendered following the Early Tender Deadline but at or prior to the Expiration Date and accepted for purchase will be made promptly following the Expiration Date (such date, the “Final Settlement Date”). The Offerors expect that the Final Settlement Date will be October 22, 2020, the second business day after the Expiration Date, assuming the Maximum Tender Amount of Securities is not purchased on the Early Settlement Date.

The Tender Offer may be amended, extended, terminated or withdrawn in whole or with respect to any series of Securities without amending, extending, terminating or withdrawing the Offer with respect to any other series of Securities. The Tender Offer is not conditioned on any minimum amount of Securities being tendered. The Offerors reserve the right, subject to applicable law, to: (i) waive any and all conditions to the Offer; (ii) extend or terminate the Offer; (iii) increase or decrease the Maximum Tender Amount or any Sub-Cap; or (iv) otherwise amend the Tender Offer in any respect.

BofA Securities, Deutsche Bank Securities and Goldman Sachs & Co. LLC are acting as the dealer managers for the Tender Offer.  The information and tender agent is Global Bondholder Services Corporation.  Copies of the Offer to Purchase and related offering materials are available via the Tender Offer website at http://www.gbsc-usa.com/registration/bat/ or by contacting the information and tender agent in New York at +1 (212) 430-3774 (banks and brokers) or +1 (866) 470-3900 (all others) or by email at contact@gbsc-usa.com.  Questions regarding the Tender Offer should be directed to BofA Securities at +44 20 7996 5420 (London) or +1 (888) 292 0070 (U.S. Toll Free) or by email at DG.LM-EMEA@bofa.com, Deutsche Bank Securities at +44 20 7545 8011 (Europe) or +1 (866) 627-0391 (U.S. Toll Free) or Goldman Sachs & Co. LLC at +44-20-7552-6157(Europe) or +1 (800) 828-3182 (U.S. Toll Free).

This announcement is for informational purposed only and shall not constitute an offer to sell, a solicitation to buy or an offer to purchase or sell any securities.  The Tender Offer is being made only pursuant to the Offer to Purchase and only in such jurisdictions as is permitted under applicable law. Please see the Offer to Purchase for certain important information on offer restrictions applicable to the Tender Offer.

Forward-Looking Statements

Statements included in this announcement and the Offer to Purchase regarding the future expectations of BAT and its subsidiaries (the “BAT Group”), beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “outlook”, “plan”, “positioned”, “potential”, “predict”, “project”, “should”, “strategy”, “target”, “will”, “would” and similar expressions. These include statements regarding the BAT Group’s intentions, beliefs or current expectations concerning, among other things, the BAT Group’s results of operations, financial condition, liquidity, prospects, growth, strategies and the economic and business circumstances occurring from time to time in the countries and markets in which the BAT Group operates. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual future financial condition, performance and results to differ materially from the plans, goals, expectations and results expressed in the forward-looking statements and other financial and/or statistical data within this announcement. The BAT Group believes that the expectations reflected in this document are reasonable, but they may be affected by a wide range of variables that could cause actual results to differ materially from those currently anticipated. Among the key factors that could have an adverse effect on the results of operations, cash flows and financial position of the BAT Group and that could cause actual results to differ materially from those projected in the forward-looking statements, are competitive actions and pricing pressures in the marketplace, including competition from illicit sources, market size reduction and consumer down-trading; limitations on advertising and marketing of tobacco products; changes in tobacco-related, tax and other laws and regulations, the interpretation of such laws and regulations by governmental authorities or adverse decisions by domestic or international regulatory bodies; the outcome of pending or potential litigation, including tobacco litigation, environmental litigation and personal injury claims and significant monetary obligations imposed under outstanding settlement agreements; economic, regulatory and geopolitical risks (including as a result of COVID-19) inherent in the BAT Group’s global operations; risks relating to the ability to maintain credit ratings and to fund the business under the current capital structure; risks relating to government regulations or actions adversely affecting the BAT Group’s business, including the BAT Group becoming subject to substantial and increasing U.S. regulations, in particular in relation to the nicotine level or use of menthol in tobacco products, including by virtue of the BAT Group’s increased ownership in RAI; the continuing decline in cigarette consumption, or the overall consumption of legitimate tobacco products or the transition of adult tobacco consumers away from premium cigarette brands; fluctuations in foreign exchange rates; potentially significant costs in the event of breaches of, or liabilities arising under, health and safety and environmental laws; the impact of serious injury, illness or death in the workplace; liquidity, interest rate and counterparty risks; the inability to develop, commercialize and deliver BAT Group’s vapor, modern oral and tobacco heating products strategy; and risks related to other factors discussed or incorporated by reference in the Offer to Purchase, including in the section captioned “Risks and Uncertainties” in the Half-Year Report and the sections captioned “Principal Group Risks”, “Group Risk Factors” and “Recent Developments” in the 2019 Form 20-F.

The forward-looking statements in this announcement speak only as of the date of the document in which the forward-looking statement is made, and the Offerors undertake no obligation to update or revise publicly any forward-looking statement, whether because of new information, future events or otherwise, except as required by applicable law.

United Kingdom

The communication of this Offer to Purchase and any other documents or materials relating to the Offer is not being made by, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the Financial Services and Markets Act 2000, as amended. Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to persons in the United Kingdom falling within the definition of investment professional (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or to those persons who are creditors or shareholders of any Offeror or other persons falling within Article 43(2) of the Financial Promotion Order, or to any other persons to whom such documents and/ or materials may otherwise lawfully be communicated under the Financial Promotion Order.

Belgium

Neither this Offer to Purchase nor any other documents or materials relating to the Offer have been submitted to or will be submitted for approval or recognition to the Belgian Financial Services and Markets Authority (“Autorite des services et marches financiers/Autoriteit voor Financiele Diensten en Marken”) and, accordingly, the Offer may not be made in Belgium by way of a public offering, as defined in Articles 3(1)(1) and 3(6) of the Belgian Law of 1 April 2007 on public takeover bids (the “Belgian Takeover Law”) or as defined in Article 3 of the Belgian Law of 16 June 2006 on the public offer of placement instruments and the admission to trading of placement instruments on regulated markets (together, the “Belgian Public Offer Law”), each as amended or replaced from time to time. Accordingly, the Offer may not be advertised and the Offer will not be extended, and neither this Offer to Purchase nor any other documents or materials relating to the Offer (including any memorandum, information circular, brochure or any similar documents) has been or shall be distributed or made available, directly or indirectly, to any person in Belgium other than (i) to “qualified investors” in the sense of Article 10 of the Belgian Public Offer Law (as amended from time to time), acting on their own account, or (ii) in any circumstances set out in Article 6(4) of the Belgian Takeover Law. Insofar as Belgium is concerned, this Offer to Purchase has been issued only for the personal use of the above qualified investors and exclusively for the purpose of the Offer. Accordingly, the information contained in this Offer to Purchase may not be used for any other purpose or disclosed to any other person in Belgium.

France

The Offer is not being made, directly or indirectly, to the public in the Republic of France (France). Neither this Offer to Purchase nor any other document or material relating to the Offer has been or shall be distributed to the public in France and only (i) providers of investment services relating to portfolio management for the account of third parties (personnes fournissant le service d’investissement de gestion de portefeuille pour compte de tiers) and/or (ii) qualified investors (investisseurs qualifies), other than individuals, acting for their own account, all as defined in, and in accordance with, Articles L.411-1, L.411-2 and D.411-1 to D.411-3 of the French Code monetaire et financier, are eligible to participate in the Offer. This Offer to Purchase has not been and will not be submitted for clearance to nor approved by the Autorite des Marches Financiers.

Italy

None of the Offer, this Offer to Purchase or any other document or materials relating to the Offer have been or will be submitted to the clearance procedures of the Commissione Nazionale per le Societa e la Borsa (CONSOB) pursuant to Italian laws and regulations. The Offer is being carried out in Italy as an exempted offer pursuant to article 101-bis, paragraph 3 bis of the Legislative Decree No. 58 of 24 February 1998, as amended (the Financial Services Act) and article 35-bis, paragraph 3 of CONSOB Regulation No. 11971 of 14 May 1999, as amended (the Regulation No. 11971). Accordingly, qualified investors (as defined in Article 26, first paragraph, letter d) of CONSOB Regulation No. 16190 of 29 October 2007, as amended (the Regulation No. 16190), pursuant to Article 34-ter, first paragraph, letter b) of Regulation No. 11971) who are Holders or beneficial owners of the Securities that are located in Italy can tender Securities for purchase in the Offer through authorized persons (such as investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with the Financial Services Act, the Regulation No. 16190 and Legislative Decree No. 385 of September 1, 1993, as amended) and in compliance with applicable laws and regulations or with requirements imposed by CONSOB, the Bank of Italy or any other Italian authority.

Enquiries:

Investor Relations
Mike Nightingale/Victoria Buxton/William Houston/John Harney +44 20 7845 1180/2012/1138/1263

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